CUSIP No. 868168105	SCHEDULE 13D	Page 8 of 8 Pages

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Amendment No. 1, and any subsequent amendments thereto, to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 10th day of January 2013.

STEVEN J. BORICK

/s/ Steven J. Borick

THE NITA BORICK MANAGEMENT TRUST

By:	/s/ Steven J. Borick
Name:	Steven J. Borick
Title:	Trustee

THE LOUIS L. BORICK FOUNDATION

By:	/s/ Steven J. Borick
Name:	Steven J. Borick
Title:	President and Director